Joint Filer Information

Names:	Deerfield Management Company, L.P.

Address:	345 Park Avenue South, 12th Floor New York, NY 10010

Designated Filer:	James E. Flynn

Issuer and Ticker Symbol:	Nuvalent, Inc. [NUVL]

Date of Event Requiring Statement:	June 12, 2024

The undersigned, Deerfield Management Company, L.P., is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with James E. Flynn with respect to the beneficial ownership of securities of Nuvalent, Inc.

Signatures:

DEERFIELD MANAGEMENT COMPANY, L.P.
By:	Flynn Management LLC, General Partner

By:	/s/ Jonathan Isler
Jonathan Isler, Attorney-In-Fact